Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to the incorporation by reference in the Registration Statements (i) Form S-3 (File No. 333-161668) (ii) Form S-3D (File No. 333-164711 and No. 333-173973) and (iii) Form S-8 (File No. 333-146902) of Monmouth Real Estate Investment Corporation of our reports dated December 12, 2011, with respect to the consolidated financial statements and schedule of Monmouth Real Estate Investment Corporation, and the effectiveness of internal control over financial reporting of Monmouth Real Estate Investment Corporation included in this Annual Report on Form 10-K for the year ended September 30, 2011.

/s/PKF

New York, New York

December 12, 2011

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